Exhibit 99.1

Press Release

FDA Notifies Sepracor of Approvable Action for ESTORRA(TM) Brand Eszopiclone for the Treatment of Insomnia

MARLBOROUGH, Mass., Feb. 28 – Sepracor Inc. (Nasdaq: SEPR - News) today announced that it has received an “approvable” letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for ESTORRA(TM) brand eszopiclone 2 mg and 3 mg tablets for the treatment of insomnia characterized by difficulty falling asleep, and/or difficulty maintaining sleep during the night and early morning for adult and elderly patients, and a 1 mg tablet for elderly patients whose primary complaint is difficulty falling asleep. The FDA has not requested additional clinical or preclinical trials for final approval.

“We are very excited to have received an approvable letter from the FDA for ESTORRA,” said Mark H.N. Corrigan, M.D., Executive Vice President of Research and Development at Sepracor. “The draft labeling is consistent with our proposals regarding indication and intended use. We are particularly pleased that the results of our six-month study are included in the draft labeling.”

Contingent upon the outcome of our expected discussion with the Agency and their assessment of our resubmission of the NDA, the company believes it is on track for an approval and launch of ESTORRA mid-2004 if the resubmission is categorized as Class One, which would involve a two-month FDA review. Sepracor would anticipate an approval and launch during the second half of 2004 if the resubmission is categorized as Class Two, which would involve a six-month FDA review.

The NDA, which was submitted to the FDA on January 31, 2003, contained a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. A total of six randomized, placebo-controlled Phase III studies, including one with a positive control, for the treatment of chronic or transient insomnia were conducted in both adult and elderly patients and were part of the NDA package.

According to the National Institutes of Health web site, insomnia affects more than 50 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed with sleep problems.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system agents for the treatment of insomnia, was approximately $1.5 billion in 2002. The U.S. prescription sleep agent market grew at a rate of almost 25 percent for the past two years, according to IMS Health information.

Conference Call and Webcast

Sepracor will host a live conference call and webcast on Monday, March 1, 2004 at 8:30 a.m. ET to discuss the approvable letter for ESTORRA and provide an update of Sepracor’s sales force expansion plan. To participate via telephone, dial (612) 332-1214; (651) 224-7472; (612) 338-1040; (612) 326- 1013; (651) 224-7497; (612) 338-1294; (651) 291-0561; (612) 332-1210; (612) 332-7515; (612) 338-1652; (651) 224-7558; (612) 332-1213; or (612) 332-1025. Reference the “ESTORRA FDA Action” conference call. Please call ten minutes prior to the scheduled conference call time. For live webcasting, go to the Sepracor web site at www.sepracor.com. The webcast will be accessible from either the homepage or the Investor Information section. Click on either the live webcast link or microphone icon to listen. Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software. A replay of the call will be accessible by telephone after 12:00 p.m. ET on March 1, 2004 and will be available for approximately one week. To replay the call, dial (320) 365-3844 using access code 722906.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the anticipated regulatory approval, potential benefits and successful development and commercialization of ESTORRA. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s current report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2003.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Estorra is a trademark of Sepracor Inc.

For a copy of this release or any recent release, visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com.